Exhibit 10.82

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

DATED 14 June 2021

(1) POLESTAR PERFORMANCE AB

and

(2) VOLVO CAR FINANCIAL SERVICES UK LIMITED

CORPORATE GUARANTEE AND INDEMNITY

RELATING TO POLESTAR AUTOMOTIVE UK LIMITED

Scandinavia House

Norreys Drive

Maidenhead

SL6 4FL

WARNING

If you sign this document, you will be legally bound by its terms. You will be liable to Volvo

Car Financial Services UK Limited instead of, or as well as, the Principal Debtor. You should get independent legal advice before signing this document.

TABLE OF CONTENTS

1	INTERPRETATION	3

2	GUARANTEE AND INDEMNITY	5

3	LENDER PROTECTION	6

4	REPRESENTATIONS	8

5	TERMINATION	9

6	PAYMENTS	10

7	COSTS AND EXPENSES	10

8	SET-OFF	11

9	NOTICES	11

10	PARTIAL INVALIDITY	12

11	REMEDIES AND WAIVERS	12

12	AMENDMENTS	12

13	ASSIGNMENT	12

14	PERPETUITY PERIOD	12

15	DISCLOSURE OF INFORMATION	12

16	CURRENCY INDEMNITY	13

17	COUNTERPARTS	13

18	THIRD PARTY RIGHTS	13

19	GOVERNING LAW	13

20	ENFORCEMENT	13

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THIS DEED is dated the 14th June 2021 and is made

BETWEEN

(1)

POLESTAR PERFORMANCE AB, a limited liability company incorporated under the laws of Sweden with registration number 556653-3096 whose address is Assar Gabrielssons Väg 9, 405 31, Göteborg, SE as guarantor (the “Guarantor”); and

(2)

VOLVO CAR FINANCIAL SERVICES UK LIMITED, a company incorporated in England and Wales (company number 12718441) whose registered office is at Scandinavia House, Norreys Drive, Maidenhead, SL6 4FL (the “Lender”).

The parties agree as follows:

1 INTERPRETATION

1.1	In this Deed the following definitions apply:

“Base Rate”	means the monthly published Bank of England base rate, or other such rate as the Lender may notify to the Guarantor from time to time, as calculated on the last working day of the month and as rounded up to the next [***] (and if the rate is less than [***], it shall be deemed to be [***]). For the avoidance of doubt, notification to the Guarantor of any rate change by the Lender may be via any method of written communication, including but not limited to, email and/or text message;

“Business Day”	any day (other than a Saturday or a Sunday) on which banks are open for general business in London and Stockholm;

“Facility Documents”	all agreements (whether oral or in writing) made between the Lender and the Principal Debtor whether or not any other person is also a party to them and whether made before or after the date of this Deed including any term loan, overdraft or instalment credit, vehicle funding, wholesale funding facilities and any security documents;

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“Guaranteed Obligations”	all present and future payment obligations and liabilities whether actual or contingent and whether owed jointly or severally, as principal or surety of the Principal Debtor to the Lender under or in connection with any of the Facility Documents together with all costs, charges and expenses incurred by the Lender in connection with the protection, preservation or enforcement of its rights under any of the Facility Documents;

“Guarantee Period”	the period beginning on the date of this Deed and ending on the date on which the Guaranteed Obligations have been unconditionally and irrevocably repaid and discharged in full and the Lender has no commitment to lend to the Principal Debtor;

“Interest Rate”	the rate per annum which is [***] per cent ([***]%) above Base Rate in force from time to time;

“Party”	a party to this Deed;

“Principal Debtor”	Polestar Automotive UK Limited, a company incorporated in England and Wales (company number 11926357) whose registered office is at Li Close Ansty Park, Ansty, Coventry, England, CV7 9RF; and

“Tax”	any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
1.2	Interpretation

1.2.1	Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions shall have the same respective meanings that are given to them in the Facility Documents.

1.2.2	In this Deed:

a)	clause and schedule headings are for convenience of reference only and shall not affect the construction of this Deed;

b)	references to clauses and schedules are references to the clauses of and schedules to this Deed unless specified otherwise;

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c)	references to this Deed or any other agreement or instrument shall be construed as references to this Deed, that agreement or instrument as amended, novated, supplemented, extended or restated;

d)

references to a person shall be construed to include that person’s permitted assigns, permitted transferees or successors in title and shall be construed as including any individual, firm, trust, partnership, joint venture, company, corporation, unincorporated body of persons or any state or agency thereof, whether or not having separate legal personality;

e)	references to a provision of law are references to that provision as amended or re-enacted;

f)	words importing the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

g)	the words “including” shall not be construed as limiting the generality of the words preceding it;

h)	a time of day is a reference to London time;

1.2.3

A “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.4	Any covenant by the Guarantor under this Deed remains in force during the Guarantee Period and is given for the benefit of the Lender.

1.2.5

Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

1.2.6	Notwithstanding any terms of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

1.2.7	It is intended that this document take effect as a deed notwithstanding the fact that a Party may only execute it under hand.

2	GUARANTEE AND INDEMNITY

2.1	The Guarantor irrevocably and unconditionally jointly and severally:

2.1.1	guarantees to the Lender punctual performance by the Principal Debtor of all the Guaranteed Obligations;

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2.1.2	undertakes with the Lender that wherever the Principal Debtor does not pay any Guaranteed Obligation, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

2.1.3

agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of the Principal Debtor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any of the Facility Documents on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount payable under this clause 2 if the amount had been recoverable on the basis of a guarantee.

2.2	The total amount recoverable by the Lender from the Guarantor under this Deed shall be without limit in amount.

2.3	Continuing guarantee

This Deed is a continuing guarantee and will extend to the ultimate balance of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part of any Guaranteed Obligations.

3	LENDER PROTECTION

3.1

If any discharge, release or arrangement (whether in respect of the obligations of the Principal Debtor or any security for these obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Deed will continue or be reinstated as if the discharge, release or arrangement had not occurred.

3.2

The obligations of the Guarantor under this Deed will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this Deed without limitation (whether or not known to it or the Lender), including:

3.2.1	any time, waiver or consent granted to, or composition with, the Principal Debtor or any other person;

3.2.2	any release of the Principal Debtor or any other person under the terms of any composition or arrangement with any creditor;

3.2.3

any taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of the Principal Debtor or any other person;

3.2.4	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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3.2.5	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Principal Debtor or any other person;

3.2.6

any amendment, novation, supplement, extension, restatement or replacement of any of the Facility Documents or any other document or security including without limitation any change in the purpose of, any extension or increase in any facility or the addition of any new facility under any of the Facility Documents or other document or security;

3.2.7

any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any of the Facility Documents or the failure by any person to enter into or be bound by this Deed or any other document or security; or

3.2.8	any insolvency or similar proceedings.

3.3

Without prejudice to the generality of clause 3.2, the Guarantor expressly confirms that it intends that the guarantee created under this Deed shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Facility Documents or any facility or amount made available under such document.

3.4

The Guarantor waives any rights it may have of first requiring the Lender to proceed against or enforce against any other rights or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other person before claiming from the Guarantor under this Deed. This waiver applies irrespective of any law or any provision in any agreement to the contrary.

3.5

Until all amounts which may be or become payable by the Principal Debtor to the Lender under or in connection with any of the Facility Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may, without affecting the liability of the Guarantor under this Deed:

3.5.1

refrain from applying or enforcing any other monies, security or rights held or received by the Lender (or any trustee or agent on its behalf) against those accounts; or apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

3.5.2	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Deed.

3.6	If this Deed ceases to be continuing for any reason whatsoever, then the Lender may open a new account or accounts in the name of the Principal Debtor.

3.7

If the Lender does not open a new account or accounts pursuant to clause 3.6, it shall nevertheless be treated as if it had done so at the time that this Deed ceases to be continuing (whether by determination, calling in or otherwise) in relation to the Principal Debtor.

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3.8

As from that time, all payments made to the Lender by or on behalf of the Principal Debtor shall be credited or be treated as having been credited to the new account or accounts and shall not operate to reduce the amount for which this Deed is available at that time nor shall the liability of the Guarantor under this Deed in any manner be reduced or affected by any subsequent transactions, receipts or payments into or out of any such accounts.

3.9

Until all amounts which may be or become payable by the Principal Debtor under or in connection with any of the Facility Documents have been irrevocably paid in full and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Deed or by reason of any amount being payable, or liability arising under this Deed:

3.9.1	to be indemnified by the Principal Debtor;

3.9.2	to claim any contribution from any other guarantor of any of the Guaranteed Obligations;

3.9.3

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under this Deed or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Obligations;

3.9.4

to bring legal or other proceedings for an order requiring the Principal Debtor to make any payment, or perform any obligation in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Deed;

3.9.5	to exercise any right of set-off against the Principal Debtor; and/or

3.9.6	to claim, rank, vote or prove as a creditor of the Principal Debtor in competition with the Lender.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Principal Debtor under or in connection with any of the Facility Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct.

3.10	This Deed is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

4	REPRESENTATIONS

4.1	The Guarantor represents and warrants to the Lender on the date of this Deed and on each date during the Guarantee Period by reference to the facts then existing that:

4.1.1	it is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

4.1.2	it has the power to own its assets and carry on its business as it is being conducted;

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4.1.3	the obligations expressed to be assumed by it in this Deed are legal, valid, binding and enforceable obligations, enforceable in accordance with their terms;

4.1.4	the entry into and performance by it of, and the transactions contemplated by this Deed do not and will not conflict with:

a)	any law or regulation applicable to it in any relevant jurisdiction which is material in the context of the transactions contemplated by this Guarantee;

b)	its constitutional documents; or

c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any agreement or instrument;

4.1.5

it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Deed and the transactions contemplated by this Deed; and

4.1.6	no limit on its powers will be exceeded as a result of the borrowing, granting of security or giving guarantees or indemnities contemplated by this Deed.

4.2	The Guarantor acknowledges that the Lender has accepted this Deed in full reliance on the representations set out in this clause 4.

5	TERMINATION

5.1

The Guarantor may terminate this Deed at any time by giving the Lender written notice specifying the termination date (the “Termination Date”) which must be at least three months after the date of the notice.

5.2

Notwithstanding any notice of termination given by the Guarantor, the liability of the Guarantor under this Deed shall continue in full force and effect in relation to all Guaranteed Obligations which:

5.2.1	have become due on or before the Termination Date;

5.2.2	may become due, owing or incurred by the Principal Debtor to the Lender in relation to any transaction, dealing, commitment or other engagement entered into or effected either:

a)	before the Termination Date; or

b)	on or after the Termination Date under any commitment expressed or implied, assumed or undertaken by the Lender to the Principal Debtor before the Termination Date.

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6	PAYMENTS

6.1	All payments to be made by the Guarantor under this Deed shall be:

6.1.1	calculated and be made without (and free and clear of any deduction for) set-off or counterclaim;

6.1.2

made in freely available funds without any deduction or withholding for or on any account of Tax (a “Tax Deduction”) from a payment under this Deed unless that deduction or withholding is required by law.

6.2

If a Tax Deduction is required by law to be made by the Guarantor, the amount of the payment due from the Guarantor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

6.3	Subject to clause 6.4 below, sterling is the currency of account and payment for any sum due from the Guarantor under this Deed.

6.4	Each payment in respect of costs, expenses or taxes shall be made in the currency in which the costs, expenses or taxes are incurred.

6.5	Any certificate or determination of a rate or amount under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

6.6

The Guarantor shall pay interest to the Lender after as well as before judgment at the Interest Rate on all sums demanded under this Deed from the date of demand by the Lender or, if earlier, the date on which the relevant damages, losses, costs or expenses arose in respect of which a demand is made until (but excluding) the date of actual payment.

6.7	Any interest, commission or fee accruing under any of the Facility Documents will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

7	COSTS AND EXPENSES

7.1	The Guarantor shall promptly on demand pay to the Lender:

7.1.1

the amount of all costs and expenses (including legal fees, out-of-pocket expenses and any Value Added Tax on such costs and expenses) incurred by it in connection with the negotiation, preparation, printing, execution and perfection of this Deed;

7.1.2

the amount of all costs and expenses (including legal fees, out-of-pocket expenses and any Value Added Tax on such costs and expenses) incurred in connection with any actual or proposed amendment, variation, supplement, waiver or consent under or in connection with this Deed;

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7.1.3

the amount of all costs and expenses (including legal fees, out-of-pocket expenses and any Value Added Tax on such costs and expenses) incurred in connection with any discharge or release of this Deed; and

7.1.4

the amount of all costs and expenses (including legal fees, out-of-pocket expenses and any Value Added Tax on such costs and expenses) incurred by it in connection with the enforcement or preservation of any rights under this Deed.

8	SET-OFF

The Lender may set off any matured obligation due from the Guarantor under this Deed (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Guarantor regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of set-off.

9	NOTICES

9.1	Unless otherwise stated in this Deed, any communication to be made under or in connection with this Deed must be made in writing and, unless otherwise stated, may be made by fax or letter.

9.2

The address (and the department or officer, if any, for whose attention the communication is to be made) for any communication or document to be made or delivered under or in connection with this Deed is:

9.2.1	in the case of the Guarantor

Address: Polestar Performance AB, Assar Gabrielssons vag 9 4 0 5 31 Goteborg

Attention: Managing Director

9.2.2	in the case of the Lender

Address: Volvo Car Financial Services UK Limited, Wholesale Risk 1B, Scandinavia House, Norreys Drive, Maidenhead, SL6 4FL

or any substitute address or department or officer as one party may notify to the other party by not less than five Business Days’ notice.

9.3

Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective if by way of letter, when it has been left at the relevant address or five Business Days after being, deposited in the post postage prepaid in an envelope addressed to that address, and, if a particular department or officer is specified as part of its address, details provided under this clause, if addressed to that department or officer.

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9.4

Any communication or document to be made, or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified above (or any substitute department or officer as the Lender shall specify for this purpose).

9.5

Any communication or document which becomes effective in accordance with clauses 9.3 and 9.4 above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

9.6	Any notice given under or in connection with this Deed and all other documents provided under or in connection with this Deed must be in English.

10	PARTIAL INVALIDITY

If at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

11	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

12	AMENDMENTS

Any term of this Deed may be amended or waived only with the consent of the Parties and in writing.

13	ASSIGNMENT

The Guarantor may not assign any of its rights or transfer any of its rights or obligations under this Deed.

14	PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Deed, shall be the period of 125 years from the date of this Deed.

15	DISCLOSURE OF INFORMATION

The Lender may disclose to any member or associated company of the Lender’s group of companies, any actual or potential successor, assignee or transferee or any other person who enters or proposes to enter into contractual relations with it in relation to this Deed any information about the Guarantor and any person connected or associated with it. The Guarantor represents and warrants that it has (and, subject to any contrary requirement of law, will maintain) any necessary authority by or on behalf of any such person to agree to the provisions of this clause.

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16	CURRENCY INDEMNITY

If, under any applicable law or regulation or pursuant to a judgment or order being made or registered against the Guarantor or the liquidation of the Guarantor or without limitation for any other reason, any payment under or in connection with this Deed is made or falls to be satisfied in a currency (“payment currency”) other than the currency in which such payment is expressed to be due under or in connection with this Deed (“contractual currency”) then, to the extent that the amount of such payment actually received by the Lender, when converted into the contractual currency at the rate of exchange, falls short of the amount due under or in connection with this Deed, the Guarantor, as a separate and independent obligation, shall indemnify and hold harmless the Lender against the amount of such shortfall. For the purposes of this clause, “rate of exchange” means the rate at which the Lender is able on or about the date of such payment to purchase, in accordance with its normal practice, the contractual currency with the payment currency and shall take into account (and the Guarantor shall be liable for) any premium and other costs of exchange including any taxes or duties incurred by reason of any such exchange.

17	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

18	THIRD PARTY RIGHTS

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

19	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

20	ENFORCEMENT

20.1	Jurisdiction of English courts

a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed (a “Dispute”).

b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

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This Deed has been EXECUTED AND DELIVERED on the date stated at the beginning of this Deed.

WARNING

If you sign this document, you will be legally bound by its terms. You will be liable to Volvo Car Financial Services UK Limited instead of, or as well as the Principal Debtor. You should get independent legal advice before signing this document.

SIGNATORIES

		/s/ Anna Rudensjö	/s/ Ian Zhang

EXECUTED as a DEED by	)	General Counsel	Group CFO

POLESTAR PERFORMANCE AB	)	2021-06-15 2021-06-17

acting by a director in the presence of:	)	Director

Print name

Signature of witness	/s/ Daniel Kelemen

Print name		(block capitals)

Address	423 35 Torslanda, Brygghusvägen 29

Occupation	Polestar Financial Services

EXECUTED as a DEED by	)

VOLVO CAR FINANCIAL SERVICES	)	/s/ David Baddeley

UK LIMITED

	)	Director

acting by a director in the presence of:		David Baddeley

		Print name	(block capitals)

Signature of witness

Print name	(block capitals)

Address

Occupation

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